Exhibit 23.1



                              Accountants's Consent

Board of Directors
International Aircraft Investors:

We consent to incorporation by reference in the registration statements (No. 333-46411 an 333-46413) on Form S-8 of International Aircraft Investors and subsidiaries of our report dated January 16, 1998 relating to the consolidated balance sheets of International Aircraft Investors and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the 1997 report on Form 10-K of International Aircraft Investors and subsidiaries.


                                                           KPMG PEAT MARWICK LLP

Los Angeles, California
March 20, 1998